EXHIBIT 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Eldorado Gold Corporation

We consent to the use of our report dated February 23, 2023, on the consolidated financial statements of Eldorado Gold Corporation (the Entity), which comprise the consolidated statements of financial position as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive (loss) income, cashflows and changes in equity for each of the years in the two-year period ended December 31, 2022, and the related notes, and our report dated February 23, 2023 on the effectiveness of internal control over financial reporting as of December 31, 2022, which are incorporated by reference herein in the Registration Statement on Form F-10 dated May 18, 2023 of the Entity.

/s/ KPMG LLP

Chartered Professional Accountants

May 18, 2023

Vancouver, Canada